Exhibit 10.2

August 24, 2007

Mr. Carl Pelzel

Dear Carl:

On behalf of the Board of Directors, I am very pleased to extend to you this offer to become Depomed’s President and Chief Executive Officer, and a member of Depomed’s Board of Directors, effective on Monday, August 27, 2007.

Your initial rate of pay as President and CEO will be $400,000 per year.  Your salary will be reviewed periodically consistent with the company’s compensation policies.  You will receive no additional compensation for your service as a Director.

In connection with your appointment as President and Chief Executive Officer, the Compensation Committee of the Board of Directors has approved, effective upon your acceptance of this offer, the grant to you of the following stock options under the company’s 2004 Equity Incentive Plan:  (a) an option to purchase 400,000 shares of common stock with an exercise price equal to today’s closing sale price of the common stock on the Nasdaq Global Market (the “August 24, 2007 Closing Price”) that vests in equal monthly installments over four years, such that the option will be fully vested and exercisable on August 24, 2011; and (b) an option to purchase 37,500 shares of common stock with an exercise price equal to the August 24, 2007 Closing Price that vests upon the earlier to occur of (x) the achievement of one or more objective performance conditions related to the Company’s 2008 performance, which conditions will be developed by the Compensation Committee in consultation with you not later than December 31, 2007 (the “Performance Milestone”), and (y) August 24, 2011.  In addition, provided that your service as the Company’s President and CEO continues through December 31, 2007, as soon as reasonably practicable after January 1, 2008, and in no event later than March 31, 2008, the Compensation Committee of the Board of Directors will grant to you a nonstatutory option to purchase 62,500 shares of common stock with an exercise price equal to the August 24, 2007 Closing Price that vests upon the earlier to occur of (x) the achievement of the Performance Milestone, and (y) August 24, 2011.  Each of the options will be subject to the terms and conditions set forth in the Company’s 2004 Equity Incentive Plan and the Management Continuity Agreement between you and Depomed dated as of June 1, 2006 (as may be amended, the “Management Continuity Agreement”).

You will continue to be entitled to participate in Depomed’s Bonus Plan, with a bonus target of 50% of your pay from and after your appointment as President and CEO, subject to the achievement of corporate and personal goals.  Accordingly, your cash bonus for 2007 will be determined as follows:  (a) for the period beginning on January 1, 2007 and ending on August 26, 2007, your bonus target will be 40% of your pay for that period, based on corporate goals and personal goals associated with your service as Executive Vice President and Chief Operating Officer during that time; and (b) for the period beginning on August 27, 2007 and ending on December 31, 2007, your bonus target will be 50% of your pay for that period, based on corporate goals and personal goals established by the Compensation Committee that are associated with your service as President and CEO.

In addition, Section 2(b) of your Management Continuity Agreement will be amended to increase the post-termination severance period during which you are eligible to receive continued payments of your base salary and COBRA benefits, and to increase the lump sum payment you are eligible to receive in respect of your pre-termination annual bonus, each as set forth in the amendment to the Management Continuity Agreement presented to you along with this letter.

You will continue to participate in the company’s complete benefits package.

This offer will expire at 5:00 p.m. local time on August 24, 2007.  If you elect to accept this offer, please sign and return one copy of this letter to me by fax.

On behalf of the Board of Directors,

/s/ Julian N. Stern
Julian N. Stern

This letter correctly sets forth our agreement:

/s/ Carl A. Pelzel
Carl A. Pelzel

Date: August 24, 2007